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                                                                    Exhibit 16.1






June 11, 2002



Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

Except as noted in the following sentence, we have read and agree with the comments in Item 4 of Form 8-K of Riverwood Holding, Inc. dated June 9, 2002. We have no basis to agree or disagree with the comments in the second sentence of the first paragraph, the eighth paragraph, and the ninth paragraph of Item 4.


Yours truly,

/s/ Deloitte & Touche LLP